Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2016 Earnings

Ocean City, New Jersey - April 26, 2016 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,756,000 for the quarter ended March 31, 2016 compared to $1,713,000 earned in the first quarter of 2015. Diluted earnings per share were unchanged at $0.28 for the first quarter of 2016 as compared the first quarter of 2015.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eleven full-service banking offices in eastern New Jersey.

“We are pleased to report a strong start to 2016,” said Steven E. Brady, President and Chief Executive Officer.  “An improved asset mix and net interest margin resulted in improved profitability for the quarter.”

Balance Sheet Review

Total assets grew $8.7 million, or 0.8%, to $1,052.1 million at March 31, 2016 from $1,043.4 million at December 31, 2015. Loans receivable, net, increased $8.9 million, or 1.1%, to $792.8 million at March 31, 2016 from $783.9 million at December 31, 2015. Investments and mortgage-backed securities decreased $5.4 million, or 4.7%, to $107.6 million during the first quarter of 2016. Cash and cash equivalents increased $5.8 million, or 6.7%, to $93.6 million at March 31, 2016 from $87.7 million at December 31, 2015. Loan originations and other advances totaling $39.5 million were offset by payoffs and payments received of $30.8 million, resulting in an $8.7 million increase in the portfolio. The decrease in investments and mortgage-backed securities resulted from calls, maturities and normal repayments offset by purchases.

Deposits grew $6.3 million, or 0.8%, to $818.3 million at March 31, 2016 from $812.0 million at December 31, 2015. The Company continued its focus on core deposits, which increased $2.1 million, or 0.3%, to $634.2 million. Certificates of deposit increased $4.2 million, or 2.3%, to $184.1 million at March 31, 2016 compared to December 31, 2015. Total borrowings were unchanged at $105.0 million.

Asset Quality

The provision for loan losses totaled $152,000 for the first quarter of 2016 compared to $153,000 for the first quarter of 2015 and $192,000 for the fourth quarter of 2015. The allowance for loan losses totaled $3.2 million, or 0.41% of total loans, at March 31, 2016 compared to $3.2 million, or 0.41% of total loans, at December 31, 2015. The Company experienced $122,000 in net charge-off activity in the first quarter of 2016 as compared to $529,000 for the first quarter of 2015.

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Non-performing assets totaled $6.9 million, or 0.66% of total assets, at March 31, 2016, compared to $7.5 million, or 0.72% of total assets, at December 31, 2015. Non-performing assets consisted of eighteen real estate residential mortgages totaling $2.8 million, four real estate commercial mortgages totaling $926,000, one commercial loan totaling $41,000, nine consumer equity loans totaling $385,000, four TDR non-accrual loans totaling $559,000 and ten real estate owned properties totaling $2.3 million.

Income Statement Analysis

Net interest income increased $187,000, or 2.6%, to $7.3 million for the first quarter of 2016 compared to the first quarter of 2015. Net interest margin increased four basis points to 3.24% for the quarter ended March 31, 2016 versus 3.19% for the quarter ended March 31, 2015. On a linked-quarter basis, net interest margin increased 2 basis points from 3.22% in the fourth quarter of 2015.

Other income decreased $51,000, or 4.9%, to $1.0 million for the first quarter of 2016 compared to the first quarter of 2015. The decrease in other income resulted from decreases in deposit account fees offset by increases loan and other fees.

Other expenses increased $49,000, or 0.9%, to $5.5 million for the first quarter of 2016 compared to $5.4 million for the first quarter of 2015. Increases in salaries and benefits, FDIC insurance, REO expense and other expenses of $109,000 were offset by decreases in occupancy and equipment and marketing expense of $60,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31,	December 31,
	2016	2015	% Change
	(Dollars in thousands)

Total assets	$1,052,149	$1,043,379	0.8%
Cash and cash equivalents	93,554	87,710	6.7
Investment securities	107,625	112,992	(4.7)
Loans receivable, net	792,784	783,948	1.1
Deposits	818,305	812,033	0.8
FHLB advances	105,000	105,000	0.0
Stockholders’ equity	113,844	111,789	1.8

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2016	2015	% Change
	(Dollars in thousands, except per share and share amounts)

Interest and dividend income	$8,843	$8,787	0.6%
Interest expense	1,564	1,695	(7.7)
Net interest income	7,279	7,092	2.6

Provision for loan losses	152	153	(0.7)

Net interest income after provision for loan losses	7,127	6,939	2.7

Other income	998	1,049	(4.9)
Other expense	5,491	5,442	0.9

Income before taxes	2,634	2,546	3.5
Provision for income taxes	878	833	5.4

Net income	$1,756	$1,713	2.5%

Earnings per share basic	$0.29	$0.29	0.0%
Earnings per share diluted	$0.28	$0.28	0.0%

Average shares outstanding basic	6,127,162	5,985,347
Average shares outstanding diluted	6,235,771	6,095,177

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	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$788,624	4.14%	$773,955	4.22%
Investment securities	110,296	2.44%	114,032	2.16%
Total interest-earning assets	898,920	3.94%	887,987	3.96%

Interest-bearing deposits	634,669	0.42%	619,933	0.40%
Total borrowings	105,000	3.42%	117,217	3.69%
Total interest-bearing liabilities	739,669	0.85%	737,150	0.92%

Interest rate spread		3.09%		3.04%
Net interest margin		3.24%		3.19%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,190	$3,760
Provision for loan losses	152	689

Charge-offs	(122)	(1,259)
Recoveries	–	–
Net charge-offs	(122)	(1,259)

Allowance at end of period	$3,220	$3,190
Allowance for loan losses as a percent of total loans	0.41%	0.41%
Allowance for loan losses as a percent of nonperforming loans	69.0%	56.3%

	At March 31, 2016	At December 31, 2015
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,753	$2,597
Real estate mortgage - commercial	926	1,580
Real estate mortgage - construction	–	143
Commercial	41	41
Consumer	385	601
Total	4,105	4,962
Trouble debt restructurings - nonaccrual	559	708
Total nonaccrual loans	4,664	5,670
Real estate owned	2,258	1,814
Total nonperforming assets	$6,922	$7,484
Nonperforming loans as a percent of total loans	0.59%	0.72%
Nonperforming assets as a percent of total assets	0.66%	0.72%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2016	2015

Selected Performance Ratios:
Return on average assets (1)	0.67%	0.66%
Return on average equity (1)	6.20%	6.43%
Interest rate spread (1)	3.09%	3.04%
Net interest margin (1)	3.24%	3.19%
Efficiency ratio	66.34%	66.84%
(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q1 2016	Q4 2015	Q3 2015	Q2 2015	Q1 2015
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$7,279	$7,214	$7,092	$7,056	$7,092
Provision for loan losses	152	192	165	178	153
Net interest income after provision for loan losses	7,127	7,022	6,927	6,878	6,939
Other income	998	1,086	1,122	1,133	1,049
Other expense	5,491	5,539	5,536	5,373	5,442
Income before taxes	2,634	2,569	2,513	2,638	2,546
Provision for income taxes	878	821	844	899	833
Net income	$1,756	$1,748	$1,669	$1,739	$1,713

Share Data:
Earnings per share basic	$0.29	$0.29	$0.28	$0.29	$0.29
Earnings per share diluted	$0.28	$0.28	$0.27	$0.29	$0.28
Average shares outstanding basic	6,127,162	6,109,527	6,043,604	5,920,475	5,985,347
Average shares outstanding diluted	6,235,771	6,218,480	6,145,136	6,036,007	6,095,177
Total shares outstanding	6,411,678	6,403,058	6,403,191	6,257,899	6,251,912

Balance Sheet Data:
Total assets	$1,052,149	$1,043,379	$1,067,458	$1,019,031	$1,029,809
Investment securities	107,625	112,992	108,151	115,564	114,830
Loans receivable, net	792,784	783,948	785,549	780,789	770,261
Deposits	818,305	812,033	832,010	779,859	792,891
FHLB advances	105,000	105,000	110,000	110,000	110,000
Subordinated debt	—	—	—	7,217	7,217
Stockholders’ equity	113,844	111,789	110,701	106,883	105,643

Asset Quality:
Non-performing assets	$6,922	$7,484	$7,654	$7,579	$7,027
Non-performing loans to total loans	0.59%	0.72%	0.73%	0.82%	0.83%
Non-performing assets to total assets	0.66%	0.72%	0.72%	0.74%	0.68%
Allowance for loan losses	$3,220	$3,190	$3,116	$3,392	$3,384
Allowance for loan losses to total loans	0.41%	0.41%	0.40%	0.43%	0.44%
Allowance for loan losses to non-performing loans	69.0%	56.3%	54.2%	53.1%	52.7%

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